Exhibit 23.2
(KPMG LOGO)
Consent of Independent Auditors
The Board of Directors
Interchange Corporation:
We consent to the incorporation by reference in the registration statement on Form S-3 of Interchange Corporation of our report dated February 28, 2005, with respect to the balance sheets of Inspire Infrastructure 2i AB as of December 31, 2003 and 2004, and the related statements of earnings, stockholder’s equity, cash flows and comprehensive income for each of the years in the two-year period ended December 31, 2004.
Stockholm, Sweden
December 6, 2005
KPMG Bohlins AB
/s/ Cronie Wallquist
Cronie Wallquist
Partner